Better For You Wellness Announces Uplisting
to OTCQB Venture Market

Columbus, Ohio--(Newsfile Corp. - February 3, 2022) - Better For You Wellness, Inc. (OTCQB: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, is pleased to announce that, further to its December 9, 2021 press release (https://www.newsfilecorp.com/release/107200) and November 12, 2021 press release (https://www.newsfilecorp.com/release/103237), the Company has been approved by to up-list its common stock from the OTC Pink Sheets to the OTCQB® Venture Market (the "OTCQB"). The Company intends to commence trading of its common shares on the OTCQB as of the market open on February 3, 2022, under its same symbol, "BFYW."

The OTCQB is recognized by the Securities and Exchange Commission (the "SEC") as an established public market and provides current public information to investors that need to analyze value and trade securities. The OTCQB increases transparency, reporting standards, management certification, and compliance requirements, resulting in greater liquidity and awareness for companies that meet the OTCQB Venture Market tier standard.

"BFYW's advancement to OTCQB continues the incredible growth and achievement for our company over the last few months, during which time we transformed from a blank-check company to an operating company on our wellness journey. Uplisting to the OTCQB will increase BFYW's visibility to the investment community, particularly institutional investors, as the Company continually grows and establishes itself as a leader in the wellness industry. This broader awareness and added liquidity should expand our shareholder base while increasing value for existing shareholders," said Ian James, Chief Executive Officer of Better For You Wellness.

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTCQB: BFYW) is a Columbus, Ohio-based Company pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire three different companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Contact:

Better For You Wellness, Inc.

Ian James, CEO

 investors@bfyw.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the company's reports filed with SEC (https://www.sec.gov/).